Exhibit 99.1

FRONTIER OILFIELD SERVICES, INC. COMPLETES TRANSACTIONS

Dallas, Texas	11 July 2012

Frontier Oilfield Services, Inc (OTCQB: FOSI) announces that it is engaged in an exchange offering to acquire the remaining 49% of the membership interests of Frontier Income and Growth LLC that it does not currently own. If successful the exchange will complete the acquisition of 100% of the ownership of Frontier Income and Growth, LLC and its operating subsidiary Trinity Disposal and Trucking, LLC. If all the current membership interest holders of Frontier Income and Growth, LLC agree to exchange their 1,122 interests a total of 1,870,374 shares of Frontier’s restricted common stock will be issued. All of the current membership interest holders agreeing to the exchange would then become shareholders in Frontier.

Tim P Burroughs, President of Frontier Oilfield Services, Inc. stated “We see this exchange offering to the remaining membership interest holders of Frontier Income and Growth, LLC as a ‘win- win’ situation. The benefits to the remaining members include a path to liquidity and appreciation while Frontier Oilfield Services, Inc is able to consolidate its ownership in Trinity Disposal and Trucking, LLC.”

ABOUT TRINITY DISPOSAL and TRUCKING, LLC

TDT’s gross revenues for 2012 is expected to be approximately $10,000,000. TDT currently operates 8 permitted commercial disposal wells and 25 disposal tank trucks and trailers in a service area primarily located in East Texas and Northwestern Louisiana. There are approximately 4,000 producing oil and gas wells within a 15 mile radius of TDT’s disposal sites in Marion, Harrison and Panola Counties. The Trinity operational headquarters is located in Marshall, Texas and its administrative headquarters are located at Frontier’s corporate offices in Dallas, Texas.

ABOUT FRONTIER OILFIELD SERVICES, INC

Frontier Oilfield Services, Inc.’s primary business focus on wastewater recovery and disposal has been selected due to the recurring nature of the revenues, the relatively high margins and the strong barriers to entry by potential competitors because of the limited supply of state permitted commercial disposal wells. In addition, as a result of breakthroughs in recent extraction technology, exploration & production companies are faced with the increasing burden of the disposal of higher volumes of produced fluids and saltwater. Frontier’s acquisition strategy in this highly fragmented, decentralized and essential sector of the energy services market positions Frontier for potentially rapid expansion and substantial growth in the future.

FORWARD LOOKING STATEMENTS

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company’s management team; the ability to successfully implement the Company’s business plan; the ability to continue as a going concern; the ability to fund the Company’s business and acquisition strategy; difficulty in managing operations of acquired businesses; and limited trading in the public market for the Company’s common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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(For more information contact Dick O’Donnell , EVP at Frontier Oilfield Services, Inc (972) 243-2610